Neenah Increases Dividend for 11th Consecutive Year

ALPHARETTA, GA - November 1, 2021 – Neenah, Inc. (NYSE: NP) announced that on August 19, 2021, its Board of Directors approved a ½ cent increase in the cash dividend on the Company’s common stock. The quarterly dividend distribution of $0.475 per share will be payable on December 2, 2021 to shareholders of record as of close of business on November 12, 2021.

Neenah has consistently paid a dividend every quarter since it was first incorporated in 2004. Further, this marks eleven straight years of increasing the dividend to shareholders, reflecting the strong cash flows of the business.

About Neenah
Neenah is committed to manufacturing growth for its customers, end-users, shareholders, and employees. With manufacturing facilities across North America and Europe, we are a leading global manufacturer of specialty materials serving customers across six continents, with headquarters in Alpharetta, Georgia. We are focused on growing in filtration media, specialty coatings, engineered materials and imaging & packaging. Our materials are in various products used every day, such as transportation and water filters, premium packaging of spirits, technology and beauty products, industrial labels, tapes and abrasives, and digital printing for high-end apparel. To learn more, please visit www.neenah.com.

Contact:     Neenah, Inc.
    Kyle Anderson
    Vice President, Corporate Strategy and Investor Relations
    (678) 518-3278
investors@neenah.com